Exhibit 10.18

The office rents contract

Hiring side: Taikang Corporation Limited (Hereafter refers to as “TCL”)
The address: RM302 Defulou, Dexingnan Road, Shiqiao Street, Panyu, Guangzhou,
GD, 511400 China

Rents side: Subaye.Com,Inc.(Hereafter refers to as “SCI”)
the address: 126 North Twelfth Road, Country Garden, Sunde Dist., Foshan City ，
GD 528312 China

WHEREAS:-
TCL agreed to will be located 349,Dabei Road, ShiQiao Street, PanYu District,
GuangZhou City, Guangdong, 511400 China, the altogether 2,000 square meters
Leased to the use of SCI, after the consultation, both sides will achieve the following agreement:

1.  Deadline:

1.1  Lease is two years, namely from 01 February 2009 to 31 January 2011).

2.  Expense:

2.1  SCI agreed pays each month fee of RMB Sixty Thousand only (￥60,000.00)  rental to TCL, Before each month 10th  pays; For exempts the different meanings, this rent has included the management fee, not including the electrical bill, the water fee, the surfer expense, the telephone bill and SCI manages the administrative expense which must pay.

2.2  This agreement states the period, SCI agreed pays punctually responsible all expenses.

3. Deposit:

3.1  SCI  should be the date of this Agreement to the Party to submit a one-time dollars RMB one hundred and eighty thousand only(￥180,000.00 ）for the lease of the building of the deposit, such as the expiration of the two sides do not intend to renew, then TCL has to pay all fees refunded after the non-interest bearing deposit to SCI;

3.2  The deposit retains throughout in this contract term of validity planted agent by TCL, breaks a contract in SCI in the situation, TCL will have the power or deducts the part the above deposit (for example this kind of situation possibly to occur) completely, TCL will take the above measure not to affect this agreement to entrust with its any other rights or other relief way exertion. When this deposit amount because this contract 3.2nd section or other reasons fall to the insufficient

3.3  When the deposit amount because of paragraph 3.2 of this contract or for other reasons, the first 3.1 to less than the amount required by paragraph, the lessee shall, upon receipt of notice of the lessor from the date of 7 days less than the above is responsible for the amount of Thy fill, or they will breach of contract by the SCI treatment

3.4  In addition to the terms of the contract section 3.2 otherwise indicated, the termination of this contract in the SCI has paid the contract or other contract to pay all outstanding fees, or TCL to SCI in violation of this contract or any other provisions of the contract or terms of the claims raised by the request are met, the deposit will be returned to SCI within 20 working days with non-interest bearing by TCL.

3.5  Clear the need to SCI to pay a deposit or to bear all the risk of pre-paid expenses, once the Party was liquidated Any deposit or pre-payment may not be able to return the SCI.

4.  Payment method

4.1  During the effective period of this contract, SCI should be in units of the month on full payment of rent and other payment of expenses to TCL. Expenses, these expenses should be paid anyway on the 1st of each month from 10 working days paid. If the payment period is the last day of Chinese Public Holiday Day, the due date will be postponed to the Chinese public Holiday after the first working day.

4.2  SCI shall pay the rent and deposits and other expenses made by check or cash payment in full amount to TCL.

5.  Rights

5.1  Without any deductions and delay the case, SCI should be based on the provisions of this contract time and manner of payment of rent and all other expenses.

5.2  At the termination of this contract , SCI has to ensure that the lease should be returned intact Spaces to TCL.

5.3  People's Republic of China comply with and implement all laws, administrative regulations, departmental regulations, departmental rules and regulations or separate regulations, if their violation all the consequences, by SCI on its own.

5.4  TCL is entitled in accordance with this contract, to charge a deposit, rent and other expenses paid by the SCI.

5.5  In this contract after the expiration or early termination, if SCI does not move out of the goods or any other property belong to their. TCL has the right to deal with the property without any compensation or compensation .

5.6  TCL ensure that their enjoyment of the Office of the legitimate use of lease rights and the right to be let to SCI.

7.  Termination of contract

7.1  TCL in advance to terminate the contract in consultation with SCI consensus may be a reasonable period of time prior to the written notice to the other terminate this Agreement and pursuant to this Agreement the provisions of Article 3.4 to the SCI to refund the deposit.

7.2  If any of the following events, TCL will be entitled to SCI at any time by notice in writing to terminate this contract. Once TCL has suffered any loss or damage, including but not limited because of early termination of this Agreement caused by loss of income or rent, SCI should be liable;

a)    Any SCI under this contract to meet the costs or accounts in the payment after the deadline has not yet been paid, TCL is entitled in full forfeiture of deposit, at the same time in response to requirements of TCL, SCI must pay the amount of satisfaction to TCL

b)   Insolvent or SCI surface, so that TCL has reason to believe that it is highly likely to have more liabilities than assets;

c)   In violation of SCI, or TCL has reason to believe that SCI may be in breach of this contract in any of the terms and conditions

f)   In any of the above conditions, TCL entitled to full forfeiture of deposit, at the same time in response to requirements of TCL, SCI must pay the amount of satisfaction to TCL.

8.  Renewal

8.1  If any of the parties on both sides TCL and SCI intends to renew the contract after the expiration of the contract, the contract should be before the expiry of 30 days written notice to the other side, TCL will be the basis of their independent judgments to decide whether to renew the contract with SCI.

9.   Force Majeure

9.1  During the effective period of this contract, once the lease space or lease space in any part at any time been out of fire, flood, storms, typhoons, earthquakes, war, facilities and equipment, the sudden failure of TCL, as well as other staff because of natural or man-made disasters caused by the unforeseen, unavoidable (or, even predictable, in reasonable circumstances still can not be avoided) or of force majeure, such as building defects do not belong to TCL causes any other damage or damaged, resulting in single Spaces not suitable for SCI to operate its business, this contract will be terminated until the lease of space also is suitable for SCI to operate its business. However, if TCL in accordance with its independent judgment consider the resettlement of the lease space so that is not practical and uneconomical or unreasonable, TCL will not bear any of the above resettlement obligations, and TCL will not be responsible for SCI to pay compensation claims they suffered any loss;

10.  Dispute settlement

10.1  Where the implementation of the contract occurred in or in connection with this contract, all disputes, the parties should be resolved through friendly consultations; If a dispute has arisen since the date of 45 (45) days can not be resolved through consultations, the two sides agreed to this the dispute will be submitted to the People's Court where the conduct of the proceedings.

11.  Supplementary Provisions

11.1  The contract, since the two sides signed date, written in two originals, each party separately to the receipt, have the same effect.

11.2  Contract matters not book, but based on the two sides signed a supplementary agreement in writing before the modification. Supplementary agreement with the contract being equally authentic.

Hiring side: Taikang Corporation Limited	Rents side: Subaye.Com,Inc.

Signature	Signature

Date: 2009.2.1	Date: 2009.2.1